Exhibit 10
WESTERN ALLIANCE BANCORPORATION
NONQUALIFIED 401(k) RESTORATION PLAN
ARTICLE 1
PURPOSE
          Western Alliance Bancorporation (the “Company”) has established the Western Alliance Bancorporation Nonqualified 401(k) Restoration Plan (the “Plan”) for the benefit of executives of the Company and certain affiliates. The Plan is hereby adopted effective December 1, 2005, with respect to pay received on or after January 1, 2006. The Company intends that the Plan shall be treated as an unfunded plan for purposes of the Code, and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and as a plan for a select group of management and highly compensated employees for purposes of ERISA. The purpose of this Plan is to permit Eligible Persons to contribute pay and receive matching contributions based primarily on the contribution structure in effect under the Western Alliance Bancorporation 401(k) Plan (the “401(k) Plan”), but without regard to certain statutory limitations (including nondiscrimination testing limitations) applicable under the 401(k) Plan.
ARTICLE 2
ELIGIBILITY AND PARTICIPATION
Each member of the Executive Management Committee of the Company (hereafter, an “Eligible Person”) may elect to defer a portion of Base Compensation and any Bonus payable with respect to services to be performed as an Employee by making a deferral election as further provided in Section 3.1. By making such a deferral election, the Eligible Person shall also be eligible to receive the matching contribution described in Section 4.1.
ARTICLE 3
ELECTIVE DEFERRALS
                    3.1 Deferral Election
An Eligible Person may make a deferral election with respect to an upcoming calendar year pursuant to the provisions of this Section 3.1. Any deferral election and any revocation of the election permitted under this Plan shall be in writing, in the form designated by the Plan Administrator and may be subject to guidelines of the Plan Administrator establishing a minimum deferral amount for participation.
          (a) Compensation Deferral
Subject to Subsection (c), below, an Eligible Person may elect to defer 6% of his or her Base Compensation payable during an upcoming calendar year, by completing and filing an election with the Plan Administrator during the enrollment period established by the Plan Administrator for deferral of that Base Compensation. The enrollment period shall end no later than December 31 of the current year for deferrals in the upcoming calendar year. Except as provided in Section 5.5, a Base Compensation deferral election shall become irrevocable as of the close of the enrollment period applicable to the Base Compensation. The Base Compensation deferral election may be revoked in writing up to the end of the applicable enrollment period by submitting a revocation to the Plan Administrator by that date. The Eligible Person shall set forth the amount to be deferred as a full percentage or dollar amount of Base Compensation payable during the calendar year.
          (b) Bonus Deferral
          An election under Section 3.1 shall also be treated as an election to deferral 6% of the earliest payable Bonus, if any, to which the election may apply. Thus, the election will apply to any subsequently payable performance-based Bonus (within the meaning of Section 409A of the Code) if it remains in effect on the date six months prior to the end of the performance measurement period to which such Bonus relates, and in the case of a Bonus that is not performance-based, if it remains in effect on the last day of the calendar year prior to the calendar year to which the Bonus relates. Furthermore, pursuant to transition relief provided in Notice 2005-1 (December 20, 2004) and the preamble to the proposed treasury regulations under Section 409A of the Code published in the Federal Register on October 4, 2005, and subject to the next sentence hereof, a deferral election in place as of December 31, 2005 shall apply to any Bonus payable during 2006 on or prior to March 15, 2006, and a deferral election in place as of December 31, 2006, shall apply to Bonus payable during 2007 on or prior to March 15, 2007. The preceding sentence shall apply only to the extent the Bonus is treated as nonvested until paid under Section 409A of the Code.
          (c) Net Deferral Affected by 401(k) Deferrals
In determining the actual amount of Base Compensation and Bonus deferral to be credited to a Participant’s Account under the Plan for a calendar year, the total deferral election amount for the calendar year shall be reduced by any elective deferrals credited under the 401(k) Plan. Accordingly, only the net deferral shall be credited under this Plan.
3.2 Application of Election
An election for the deferral of Base Compensation and the deferral of Bonus amounts shall continue to apply from year-to-year until revoked. In addition, as stated above and except as provided in Section 5.5, any such revocation shall not apply to Base Compensation to be paid during the year the revocation is given, but rather shall apply only to upcoming calendar years. In addition, in the case of a Bonus, any such revocation shall only apply to the first Bonus for which the deferral election is not yet irrevocable. For this purpose, a Bonus deferral becomes irrevocable if a deferral election is in place on the last date on which a deferral of the Bonus could be made under Section 3.1(b).

3.3 Effect of Employment Termination
If a Participant ceases to be an Employee, at a time when he or she has in effect for the calendar year one or more deferral elections, the deferral election or elections shall terminate with respect to any amount not yet paid at the time the individual ceases to be an Employee. Amounts already deferred into the Participant’s Account shall remain so credited and shall be distributed in accordance with the terms of this Plan.
ARTICLE 4
COMPANY CONTRIBUTIONS
4.1 Company Matching Contribution
With respect to each calendar year, the Company shall make a contribution to a Participant’s Account equal to the amount determined by (a) applying the rate of matching contribution applied under the 401(k) Plan to the amount of the Participant’s Base Compensation and Bonus, if any, deferred under the Plan for the calendar year, and reducing that amount by the matching contribution to be credited to the Participant under the 401(k) Plan (the “Company Matching Contribution”). For the 2006 Plan year, the applicable rate of matching contribution under the 401(k) Plan shall be fifty percent (50%) of the Participant’s elective deferrals, not to exceed three percent (3%) of the Participant’s compensation (i.e., Base Compensation, plus Bonus). Notwithstanding any provision to the contrary herein, the Company reserves the right to adjust the rate of matching contribution to be applied under the Plan for subsequent years, without notice.
4.2 Vesting
          (a) A Participant shall at all times be 100% vested in his or her elective deferrals of Base Compensation and Bonus amounts and earnings thereon. A Participant shall be fully vested in the Company Matching Contribution and earnings thereon in accordance with the following schedule:
After 1 year of service 25%
After 2 years of service 50%
After 3 years of service 75%
After 4 years of service 100%
For this purpose, “year of service” has the same meaning as used in connection with vesting under the 401(k) Plan.
          (b) Notwithstanding the foregoing, if a Participant is employed by the Company on his or her Normal Retirement Date as defined under the 401(k) Plan, the date of Disability, or the date he or she dies, his or her vested interest in the Company Matching Contributions and earnings thereon in his or her Account shall be 100%.
          (c) Notwithstanding anything to the contrary in this Section, in the event of a Change in Control, the Company Matching Contributions and earnings thereon in a Participant’s Account shall immediately become 100% vested (if not already vested in accordance with the above vesting schedule).
          (d) Notwithstanding the previous subsections, the vesting schedule for a Participant’s Company Matching Contributions shall not be accelerated to the extent that the Company determines that such acceleration would cause the deduction limitations of Code Section 280G to become effective. In the event that all of a Participant’s Company Matching Contributions are not vested pursuant to such a determination, the Participant may request independent verification of the Company’s calculations with respect to the application of Code Section 280G. In such case, the Company must provide to the Participant within fifteen (15) business days of such a request an opinion from a nationally recognized accounting firm selected by the Participant (the “Accounting Firm”). If the Accounting Firm’s opinion is in agreement with the Company’s determination, the opinion shall state that any limitation in the vested percentage hereunder is necessary to avoid the limits of Code Section 280G and contain supporting calculations. The cost of such opinion shall be paid for by the Company.
ARTICLE 5
PAYMENT OF DEFERRED COMPENSATION
                    5.1 Selecting the Payment Commencement Date
     (a) With the first deferral election, the Eligible Person shall designate the time as of which payment of his or her Account under the Plan is to commence as one of the following alternatives. The Eligible Person either may select:
                    (i) If the Participant’s Separation from Service is on account of Disability, the last day of the month following the Participant’s Termination Date, and, otherwise in the case of an executive experiencing a regular Separation from Service (i.e., a Separation from Service for a reason other than death), the last day of the month in which occurs the six (6) month anniversary of his or her Termination Date; or
                    (ii) January 31 of any of the five calendar years following the year that includes the Participant’s Termination Date, provided, however, that in the case of an executive that experiences a regular Separation from Service (i.e., a Separation from Service for a reason other than death), the first payment shall be made as of the later of (x) the selected January 31, or (y) the last day of the month in which occurs the six month anniversary of his or her Termination Date.
     (b) Section 5.1(a) and Section 5.2 require a Participant to elect the time and form of payment for his or her entire Account (including amounts credited pursuant to future elections) at the time of the first deferral election (or, if earlier, the Distribution Election). However, if the Plan Administrator so determines, in its sole discretion, Participants may be permitted to elect the time and form of payment with respect to each deferral election. If the Plan Administrator determines to operate the Plan as just described, and if after the initial deferral election form under this Plan the Participant does not select a payment commencement date in subsequent deferral election forms, then the payment commencement date selected in the initial deferral election form and the form of payment applicable under Section 5.2 shall continue to apply to the subsequent deferral elections. If a payment commencement date under this Section 5.1 is not established at the time an Eligible Person submits the initial deferral election form, subject to Section 5.1(c) below, payment of his or her Account shall be the last day of the month following the Participant’s Termination Date in a single lump sum. Notwithstanding anything to the contrary in this Section, the Plan Administrator, in its sole discretion, may also permit Participants to complete time and form of payment elections related to designated contributions or Account balances.
     (c) Notwithstanding anything to the contrary in the Plan:
                    (i) If the Participant is a Key Employee at the time of his or her Separation from Service, payment under the Plan shall not commence until at least six (6) months after his or her Separation from Service, unless such Separation from Service is as a result of the Participant’s death.
                    (ii) If any vested portion of a Participant’s Account remains unpaid at the time of his or her death, payment shall be made in accordance with the provisions of ARTICLE 7, and this ARTICLE 5 shall be inapplicable to such payment.
                    5.2 Form of Payment
In the deferral election completed and submitted pursuant to Section 5.1, the Eligible Person or Participant also shall select the form of payment for distribution of his or her Account under the Plan, from one of the following forms:
          (a) a single lump sum; or
          (b) a series of annual installments not to exceed five (5) such consecutive annual installments, as elected by the Eligible Person or Participant.
If a form of payment under this Section 5.2 is not established at the time an Eligible Person submits a deferral election form or Distribution Election and there is no default form of payment determined in accordance with Section 5.1, the payment form of his or her Account shall be in a single lump sum. All payments shall be in the form of cash or cash equivalents.
                    5.3 Change of Form or Timing of Distribution Election
Subject to approval of the Plan Administrator, a Participant may change his or her election as to the form or timing of payment for each deferral election or Distribution Election under this ARTICLE 5, contingent on the following requirements having been satisfied:
          (a) the change must be made in writing and in the form designated by the Plan Administrator;
          (b) the change must be made at a time when the Participant is still an Employee, and must be consistent with Sections 5.1, 5.2 and 5.3;
          (c) the change must be made at least twelve (12) months prior to the date that would have been the payment or commencement of payment date for that deferral election; and
          (d) the change must delay the payment or, in the case of installments, each of the payment dates by at least five (5) years.
                    5.4 Unforeseen Emergency Distributions from this Plan
          The Plan Administrator may, in its sole discretion, make distributions to a Participant from his or her Account prior to the date that amounts would otherwise become payable if the Plan Administrator determines that the Participant has incurred an Unforeseeable Emergency. The amount of any such distribution shall be limited to the amount reasonably necessary to meet the Participant’s needs created by the Unforeseeable Emergency, plus the amount necessary to pay the taxes thereon.

                    5.5 Effect on this Plan of a 401(k) Plan Hardship Withdrawal
          To the extent required to comply with Treasury Regulation §1.401(k)-1(d)(3)(iv)(E)(2), or any amendment or successor thereto, a Participant’s “elective and employee contributions” (within the meaning of such Treasury Regulation) under this Plan shall be terminated following the Participant’s receipt of a hardship distribution made in reliance on such Treasury Regulation from any plan containing a cash or deferred arrangement under Section 401(k) of the Code maintained by the Company or a related party within the provisions of subsections (b), (c), (m) or (o) of Section 414 of the Code. The deferral election under the Plan made by the Participant next following the termination of his or her deferral election due to receipt of a hardship distribution shall be treated as an initial deferral election, subject to the requirements of ARTICLE 3 and ARTICLE 5.
ARTICLE 6
PLAN ACCOUNTS
                    6.1 Accounts
Bookkeeping deferral election Accounts shall be established and maintained by the Plan Administrator for each Participant in which shall be recorded the amounts deferred by the Participant under the Plan for each deferral election (credited as of the date that they would otherwise be currently payable) and the amounts of the Company Matching Contribution, if any, contributed on behalf of the Participant pursuant to Section 4.1 and Section 4.2. Accounts credited with deferrals shall be referred to as “Deferral Accounts,” and Accounts credited with Company Matching Contributions shall be referred to as “Matching Accounts.”
                    6.2 Investment Performance
A Participant’s Deferral Account shall be adjusted to reflect increases or decreases based on the allocation of the Account made by the Participant among the Investment Indices described in Supplement A. A Participant shall designate an allocation for his or her deferrals into the Plan when he or she makes the first deferral election under the Plan. The allocation shall be made in whole percentages totaling 100% of the deferred amounts, and shall be subject to any rules established by the Plan Administrator limiting the percentage or dollar amount of a Participant’s Account that may be allocated to a particular Investment Index. The allocation shall represent an election to have the amounts increased or decreased based on the rate of return or loss on the Investment Indices. The Participant shall be permitted to reallocate amounts credited to his or her Deferral Account after designating the initial investment allocation in accordance with written guidelines established by the Plan Administrator. However, pursuant to any rules established by the Plan Administrator limiting the percentage or dollar amount of a Participant’s Deferral Account that may be allocated to a particular Investment Index, a Participant’s Deferral Account automatically may be reallocated between or among the Investment Indices. The Company is authorized to replace or otherwise modify the Investment Indices used under the Plan.
A Participant’s Matching Account shall be treated as invested in deferred stock units on Company Common Stock (“Common Stock”), and adjusted to reflect increases or decreases thereon. Accordingly, each deferred stock unit credited to the account represents the value of a share of Common Stock. Dividend equivalents shall be credited to each deferred stock unit on each dividend payment date (based on deferred stock units held as of the dividend record date) to the extent of dividends issued on Common Stock. Such dividend equivalents shall themselves be converted into deferred stock units as of the dividend payment date by dividing the amount of the dividend equivalents by the value of the Common Stock as of the applicable dividend payment date. Any such additional deferred stock units (or fraction thereof) resulting from dividend equivalent credits shall be treated as deferred stock units and credited to the Participant’s Matching Account.
                    6.3 Valuation Date
A Participant’s Account shall be valued as of each December 31, on the last day of the month in which the Participant ceases to be an Employee and as of each distribution payment date, at which point credits under Section 6.2 shall be made with respect to the Account balance remaining in the Plan as of the Valuation Date. The Company also may establish such other date or dates as Valuation Dates with respect to all Accounts, particular investments in the Accounts or particular Accounts with respect to which payment or another transaction is to occur.
ARTICLE 7
DEATH BENEFITS
                    7.1 Death Benefit
Each Participant may designate a Beneficiary or Beneficiaries to receive payment of his or her Accounts in the event of his death. Each Beneficiary designation: (i) shall be made on a form filed in the manner prescribed by the Plan Administrator, (ii) shall be effective when, and only if made and filed in such manner during the Participant’s lifetime, and (iii) upon such filing, shall automatically revoke all previous Beneficiary designations. Upon the death of a Participant, the full amount of the Participant’s Account (or the remaining amount of the Account in the event that installment payments have commenced) shall be paid to the Participant’s Beneficiary in a single lump sum.

                    7.2 Failure to Designate Beneficiary
If the payments to be made pursuant to this Section are not subject to a valid Beneficiary designation at the time of the Participant’s death (because the designated Beneficiary predeceased the Participant or for any other reason), the estate of the Participant shall be the Beneficiary. If a Beneficiary designated by the Participant to receive all or any part of the Participant’s Accounts dies after the Participant but before complete distribution of that portion of the Accounts, and at the time of the Beneficiary’s death there is no valid designation of a contingent Beneficiary, the estate of such Beneficiary shall be the Beneficiary of the portion in question.
ARTICLE 8
CLAIMS PROCEDURE
                    8.1 Initial Claim
If a Participant believes he or she is entitled to payments under the Plan which have not been paid or have been paid in a lesser amount, the Participant may submit a written claim to Attention: Chief Financial Officer, Western Alliance Bancorporation, 2700 West Sahara Avenue, Las Vegas, Nevada 89102. If the Chief Financial Officer determines that the claim should be denied, written notice of the decision will be furnished to the Participant within a reasonable period of time. This notice will set forth in clear and precise terms the specific reasons for the denial, specific reference to pertinent Plan provisions on which the denial is based, a description of additional material or information necessary for the Participant to perfect the claim, and an explanation of the Plan’s review procedure. The written notice shall be given to the Participant within ninety (90) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim, in which case a decision will be rendered and written notice furnished within one hundred eighty (180) days after receipt of the claim. A written notice of such extension of time indicating the special circumstances and expected date of decision will be furnished to the Participant within the initial ninety (90) day period.
                    8.2 Claims Appeal
The Participant may, within sixty (60) days after receiving notice denying the claim, request a review of the decision by written application to the Company. The Participant may also review pertinent documents and submit issues and comments in writing. A written decision on the appeal will be made by the Company not later than sixty (60) days after receipt of the appeal, unless special circumstances require an extension of time, in which case a decision will be rendered within a reasonable period of time, but in no event later than one hundred twenty (120) days after receipt of the appeal. A written notice of such extension of time will be furnished to the Participant before such extension begins. The decision will include the specific reason(s) for the decision and the specific reference(s) to the pertinent Plan provisions on which the decision is based. The decision will be final. The Participant’s Beneficiary also may use the claim procedures set forth in Section 8.1 and this Section.

ARTICLE 9
MANAGEMENT AND ADMINISTRATION
                    9.1 Administration
The Company shall serve as the Plan Administrator. The Plan Administrator shall have the full power and authority to control and manage the operation and administration of the Plan, including the authority, in its sole discretion: (a) to promulgate and enforce such rules and regulations as deemed necessary or appropriate for the administration of the Plan; (b) to interpret the Plan consistent with the terms and intent thereof; and (c) to resolve any possible ambiguities, inconsistencies and omissions in the Plan. All such actions shall be in accordance with the terms and intent of the Plan.
The Company may designate, by written instrument acknowledged by the parties, one or more persons to carry out its fiduciary responsibilities as Plan Administrator. To the extent of any such delegation, the delegate shall become the Plan Administrator responsible for the matters assigned by the Company, and references to the Company in such capacity shall apply instead to the delegate. Additionally, the Company may assign any of its responsibilities to specific persons who are directors, officers, or employees of the Company, or a committee composed of such persons, in order to execute its actions as the Plan Administrator. Any action by the Company assigning any of its responsibilities to specific persons who are directors, officers, or employees of the Company, or a committee composed of such persons, shall not constitute delegation of the Company’s responsibility as Plan Administrator, but rather shall be treated as the manner in which the Company has determined internally to discharge such responsibility. One such assignment is hereby made to the Chief Financial Officer, who shall have the power on behalf of the Company to execute Plan documents, trust agreements or other contracts relating to the Plan or Plan administration, and who shall serve generally as the Plan Administrator.
The Plan Administrator may engage the services of accountants, attorneys, actuaries, consultants and such other professional personnel as deemed necessary or advisable to assist them in fulfilling responsibilities of the Plan Administrator under the Plan. The Plan Administrator, and its delegates and assistants shall be entitled to act on the basis of all tables, valuations, certificates, opinions and reports furnished by such professional personnel.
                    9.2 Amendment and Termination of the Plan
The Company may, in its sole discretion, amend, modify or terminate this Plan at any time or from time to time, in whole or in part, and for any reason. However, no amendment shall reduce the amount accrued in any Accounts as of the date of such amendment, except that the Company may change the Investment Indices to be applied prospectively. The Company may terminate the Plan with respect to the Participants employed or formerly employed by the Company, as follows:
          (a) Partial Termination
The Company may partially terminate the Plan by instructing the Plan Administrator not to accept any additional deferral elections under this Plan. If such a partial termination occurs, the Plan shall continue to operate and be effective with regard to deferral elections properly completed and filed prior to the effective date of such partial termination.

          (b) Complete Termination
The Company may completely terminate the Plan by instructing the Plan Administrator not to accept any additional deferral elections, and by terminating all existing Plan deferrals. In the event of complete termination, the Plan shall cease to operate and, to the extent permitted by Section 409A of the Code, the Plan Administrator shall distribute each Account to the appropriate Participant.
ARTICLE 10
GENERAL PROVISIONS
                    10.1 Alienation of Benefits
No Account payable under the Plan shall be subject to alienation, sale, transfer, assignment, pledge, attachment, garnishment, lien, levy or like encumbrance. Neither the Company nor the Plan shall in any manner be liable for or subject to the debts or liabilities of any person entitled to payment under the Plan.
                    10.2 Overpayments
If any overpayment of an Account is made under the Plan, (a) the amount of the overpayment may be set off against further amounts payable to or on account of the person who received the overpayment until the overpayment has been recovered in full, or (b) the recipient shall be required to return the amount of the overpayment to the Plan Administrator. The foregoing remedy is not intended to be exclusive.
                    10.3 FICA and FUTA Obligation
An Eligible Person’s deferrals of Base Compensation and Bonus payments and, upon vesting, Company Matching Contributions contributed to an Eligible Person’s Account are subject to taxation under the Federal Insurance Contribution Act (“FICA”) and the Federal Unemployment Tax Act (“FUTA”). The Plan Administrator, without the Eligible Person’s consent, shall withhold the FICA and FUTA taxes payable by the Eligible Person with respect to these amounts from such Eligible Person’s Base Compensation and Bonus payments that are not deferred.
                    10.4 Withholding Taxes
The Company and the Plan Administrator shall withhold such taxes and make such reports to governmental authorities as they reasonably believe to be required by law.
                    10.5 Distributions to Minors and Incompetents
If the Plan Administrator determines that any Participant or Beneficiary receiving or entitled to receive payment of an Account under the Plan is incompetent to care for his or her affairs, and in the absence of the appointment of a legal guardian of the property of the incompetent, payments due under the Plan (unless prior claim thereto has been made by a duly qualified guardian, committee or other legal representative) may be made to the spouse, parent, brother or sister or other person, including a hospital or other institution, deemed by the Plan Administrator to have incurred or to be liable for expenses on behalf of such incompetent. In the absence of the appointment of a legal guardian of the property of a minor, any minor’s share of an Account under the Plan may be paid to such adult or adults as in the opinion of the Plan Administrator have assumed the custody and principal support of such minor.
The Plan Administrator, however, in its sole discretion, may require that a legal guardian for the property of any such incompetent or minor be appointed before authorizing the payment of the Account in such situations. Benefit payments made under the Plan in accordance with determinations of the Plan Administrator pursuant to this Section 10.5 shall be a complete discharge of any obligation arising under the Plan with respect to such Benefit payments.
                    10.6 No Right to Employment
Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the service of the Company or to interfere with the right of the Company to demote, discharge or discipline any Employee at any time without regard to the effect that such demotion, discharge or discipline may have upon the Employee under the Plan.
                    10.7 Unfunded Plan
The Plan shall be an unfunded, unsecured obligation of the Company. The Company shall not be required to segregate any assets to provide payment of Accounts, and the Plan shall not be construed as providing for such segregation. Any liability of the Company to any Participant or Beneficiary with respect to the payment of Accounts shall be based solely upon any contractual obligations created by the Plan. Any such obligation shall not be deemed to be secured by any pledge or other encumbrance or any property of the Company.
                    10.8 Trust Fund
At its discretion, the Company may establish one or more trusts for the purpose of assisting in the payment of Accounts, provided the establishment of such a trust is not in connection with a change in the financial health of the Company within the meaning of Section 409A of the Code. To the extent payments provided for under the Plan are made from any such trust, the Company shall not have any further obligation to make such payments. The establishment and maintenance of any such trust shall not alter the nature of Accounts under the Plan as unfunded and unsecured.
                    10.9 Change in Control; Merger or Other Reorganization
The Company may assign its obligations under this Plan to a successor, whether by merger, consolidation, asset sale or other business reorganization or transaction (“Business Transaction”) to the extent such assignment would not give rise to imposition of the additional tax under Section 409A of the Code. The obligations also may transfer to a successor in a Business Transaction by operation of law. The transfer of any Employee to a successor in connection with a Business Transaction shall not result in the Employee being treated as terminating employment or ceasing to be an Employee, if the Company assigns its obligations under this Plan to the successor or if the obligations are assigned by operation of law. Thereafter, this Plan shall be binding upon and shall inure to the benefit of any successor of the Company, resulting from the Business Transaction. Upon a Change in Control that results in the dissolution or liquidation of the Company, the Plan shall be terminated and all Accounts shall be paid to Participants in a single lump sum.

                    10.10 Miscellaneous
          (a) Construction
Unless the contrary is plainly required by the context, wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the female gender, and vice versa, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form, and vice versa. Furthermore, the terms of this Plan shall be construed in accordance with Section 409A of the Code so as to avoid the imposition of the penalty tax under Section 409A, and, in the event of any inconsistency between the Plan and Section 409A of the Code, Section 409A shall control.
          (b) Severability
If any provision of the Plan is held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been included in it.
          (c) Titles and Headings Not to Control
The titles to Articles and the headings of Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than the titles or headings, shall control.
          (d) Complete Statement of Plan
This document is a complete statement of the Plan. The Plan may be amended, modified or terminated only in writing and then only as provided herein.
                    10.11 Governing Law
The Plan shall be governed by ERISA, and to the extent not preempted by ERISA, the laws of the State of Nevada without regard to its choice of law provisions.
ARTICLE 11
DEFINITIONS
          In addition to those definitions set forth in ARTICLE 1 or otherwise in the text of this Plan, the following terms shall have the meaning assigned below in this ARTICLE 11:
          11.1 “Account” means the book entry account established under the Plan for each Participant in which shall be reflected all amounts deferred or contributed under the Plan and allocable returns and losses under ARTICLE 6 of the Plan.
          11.2 “Annual Bonus” means, with respect to an Employee, the Employee’s annual incentive bonus payable with respect to services for a calendar year.
          11.3 “Base Compensation” means, the Eligible Person’s base pay payable with respect to services rendered as an Employee during the calendar year.

          11.4 “Beneficiary” means the person or persons designated by a Participant to receive payment of the amounts provided in the Plan in the event of his death. Each Beneficiary designation: (i) shall be made on a form filed in the manner prescribed by the Plan Administrator, (ii) shall be effective when, and only if made and filed in such manner during the Participant’s lifetime, and (iii) upon such filing, shall automatically revoke all previous Beneficiary designations.
          11.5 “Bonus” means, with respect to an Eligible Person, the Eligible Person’s Annual Bonus or Long-Term Incentive Award.
          11.6 “Change in Control” shall have the meaning provided in Section 409A of the Code and the rules and regulations thereunder.
          11.7 “Code” means the Internal Revenue Code of 1986, as amended.
          11.8 “Company” means Western Alliance Bancorporation.
          11.9 “Disability” means a termination of employment as a result of the fact that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can reasonably be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months.
          11.10 “Employee” means a common law employee of the Company, a Participating Employer or any other employer treated as a single employer with the Company under Section 409A of the Code.
          11.11 “ERISA” means the Employee Retirement Income Security Act of l974, as amended.
          11.12 “Key Employee” means “key employee” within the meaning of Section 409A of the Code and regulations and guidance issued thereunder.
          11.13 “Investment Indices” means the investment measures selected by the Company for use under the Plan, as set forth in Supplement A. The Company shall select the initial Investment Indices under the Plan, and may at its sole discretion and from time to time replace or otherwise modify the Investment Indices used under the Plan.
          11.14 “Long-Term Incentive Award” means, with respect to a Participant, the Participant’s long-term incentive bonus, if applicable, payable with respect to services as an Employee for a period longer than a calendar year.
          11.15 “Participant” means an Employee or former Employee who has an Account under the Plan.
          11.16 “Participating Employer” means the Company and all entities which are part of the same “controlled group” as the Company, as determined under Sections 414(b) or (c) of the Code, provided such an entity has adopted the Plan in writing with the consent of the Board. Non-U.S. entities or subsidiaries shall not be treated as part of the controlled group for this purpose. A business entity shall be treated as a Participating Employer only while a member of the controlled group that includes the Company.

          11.17 “Plan Administrator” means the Company.
          11.18 “Separation from Service” means termination of a Participant’s Employee status by reason of retirement, Disability, resignation or discharge. Transfer to employment with an affiliate treated as a single employer with the Company and the Participating Companies under Section 409A of the Code shall not be treated as a Separation from Service.
          11.19 “Termination Date” means the date the Participant has a Separation from Service.
          11.20 “Unforeseeable Emergency” means one or more of the following events: (a) a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Section 152(a) of the Code) of the Participant; (b) a loss of the Participant’s property due to casualty; or (c) other similar and extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Plan Administrator.
          11.21 “Valuation Date” means the date or dates as of which Accounts are valued, as set forth in Section 6.3.
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To reflect the adoption of the Plan, effective as of January 1, 2006, the authorized officer hereby executes this Plan document on behalf of the Company.

WESTERN ALLIANCE BANCORPORATION

By:
Name:
Title: